Exhibit 10.18

May 25, 2005

Mark Dacosta

16846 2nd Ave SW

Normandy Park, WA 98166

Dear Mark,

Congratulations and welcome to the Tully’s team! Please accept this letter as confirmation of the details of our conversation regarding your employment with Tully’s Coffee.

As we discussed, your position will be Vice President, Wholesale Operations. Your benefits package includes an annualized salary of $100,000, with vacation, holiday, and sick leave according to company policy, health, life and disability insurance, Section 125 pre-tax accounts, 401(k) retirement savings plan, and a Tully’s Card with special benefits for employees only. You will also receive a monthly car allowance of $600. Tully’s will reimburse your cellular phone expense either through regular expense reports or by providing you with a company phone.

In addition to this benefits package, you are also eligible for an individual bonus opportunity based on the performance of the Wholesale division relative to net profit goals. If the division reaches their Fiscal 2006 net profit goal, you will receive $5,000. For each additional $100,000 the division surpasses their Fiscal 2006 net profit goal, you will also receive $5,000, to a cumulative total maximum individual bonus opportunity of $25,000.

Finally, you are eligible for an additional incentive opportunity for Fiscal 2006 consisting of a cash award and a Tully’s stock option grant. As this incentive program has only recently been approved by Tully’s Board of Directors, the communication materials are not yet complete. You will receive information about your Fiscal 2006 incentive opportunity under separate cover.

We value your skills and expertise and look forward to having you begin your employment with us Tuesday, May 31, 2005.

Again, congratulations and welcome to Tully’s! We look forward to your arrival!

Sincerely,

TULLY’S COFFEE CORPORATION

/s/ John D. Dresel
John D. Dresel President and Chief Operating Officer

3100 AIRPORT WAY SOUTH SEATTLE, WASHINGTON 98134 TELEPHONE (206) 233 2070 FACSIMILE (206) 233 2077 (800) 96 TULLY WWW.TULLYS.COM